ARBITRATION AGREEMENT
THIS ARBITRATION AGREEMENT (the "Agreement") dated as of February 4, 1997, is entered into by and among REDNECK FOODS, INC., a Delaware corporation ("Company"), JEFF FOXWORTHY, an individual ("Foxworthy"), DAVID WOMICK, an individual ("Womick"), ROBERT H. BERNSTEIN, an individual ("Bernstein") and J.P. WILLIAMS, an individual, with reference to the following:
A. Simultaneously with the execution and delivery of this Agreement, (i) Company, Foxworthy and David Womick ("Womick") are entering into a Series A Convertible Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") providing for, among other things, the acquisition by Foxworthy of certain shares of Series A Convertible Preferred Stock (the "Preferred Stock") of Company upon the terms and subject to the conditions set forth therein.
B. Subject to and in compliance with the execution of the Stock Purchase Agreement each of the parties hereto shall be a party to one or more of the Transaction Documents (as such term is defined in the Stock Purchase Agreement).
C. The parties hereto desire that any and all disputes that may arise under the Transaction Documents be arbitrated through binding arbitration instead of a lawsuit,
NOW, THEREFORE, in consideration of the obligations and agreements contained herein and in the Stock Purchase Agreement and the Transaction Documents, the parties hereto agree as follows:
1. Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.
2. Claims Subject to Arbitration. Each of the parties agrees to submit all disputes and controversies which may arise between or among them with respect to any or all of the Transaction Documents (including but not limited to those brought by any party serving as an employee of Company against Company's shareholders, officers, directors, agents and employees) which are related to or arising out of (i) the employment or termination of employment of a party by Company, or (ii) the interpretation, construction or application of this Agreement any or all of the Transaction Documents, (collectively, the "Arbitrable Claims") shall be resolved by binding arbitration. Arbitrable Claims include, but shall not limited to, all contract and tort claims of any nature, as well as all claims based upon the application or enforcement of any federal, state, or local law, statute, regulation or ordinance; however, only claims under applicable workers' compensation law and unemployment insurance claims shall not be subject to this Agreement. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.
3. Waiver of Jury Trial. Each of the parties hereby understands and acknowledges that by executing this agreement they will be waiving any constitutional rights that they may have to a trial by jury in regard to all arbitrable claims.
4. Arbitration Procedure. All arbitrations of Arbitrable Claims shall be conducted in accordance with the Rules adopted by the American Arbitration Association ("AAA Rules"). All Arbitrable Claims must be initiated within the time period specified in Section 7 below, or they shall be deemed to be time barred. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. In any arbitration, the burden of proof shall be allocated as provided by applicable law. All arbitration hearings under this Agreement shall be conducted in Los Angeles, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Agreement.
5. Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Rules. The arbitrator shall have the authority to award all equitable relief, damages, costs, and fees provided by law for the particular claim(s) asserted. The fees of the arbitrator shall be split between both parties equally. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of this Agreement is void or unenforceable.
6. Arbitration Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this Section concerning confidentiality.
7. Limitations on Bringing Claims. All Arbitrable Claims must be initiated within 180 days ("Limitations Period") days after the occurrence of the acts or omissions specified in the claim. Each of the parties hereby understands and acknowledges that by executing this Agreement they will be waiving all rights under statutes of limitations which provide different limitation provisions for the commencement of actions.
8. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.
9. Acknowledgment. Each of the parties hereto acknowledges that he or it has had the opportunity to consult legal counsel in regard to this Agreement, that he or it has read and fully understands the provisions of this Agreement, is aware of and understands its legal effect, and has entered into it freely and voluntarily.
IN WITNESS WHEREOF, the undersigned have executed this Arbitration Agreement as of the date first written above.
REDNECK FOODS, INC.,
a Delaware corporation

JEFF FOXWORTHY
By: _________________________
    David Womick,
    President


DAVID WOMICK


ROBERT BERNSTEIN              J.P. WILLIAMS